FEE AGREEMENT

Between  SanguiBioTech  AG,  Alfred  Herrhausen  Str.  44 (FEZ), D-58455 Witten,

                                       and

Ms. Dr. Sieglinde Borchert, resident in Sch neberger Str. 15, D-37085 G ttingen.


The  contracting  parties  conclude  the  following  Fee  Agreement:

1. From 1 June 1998 on, Ms. Dr. Borchert will work as an independent freelance collaborator and project co-ordinator for SanguiBioTech AG.
2. Ms. Dr. Borchert will work on the projects as freely determined by herself. As for the rest, time and duration of her working hours are subject to her sole absolute discretion. In making such determination, she shall take into account the organizational and operational processes without, however, being bound by them. Neither will she be integrated into the operations or operational processes.
3. Ms. Dr. Borchert shall be paid an initial monthly flat-rate fee of DM 6,670.00 plus legal VAT, if applicable. The fee shall be due and payable at the end of every month.
     Any expenses possibly incurred by Ms. Dr. Borchert in connection with her activities (see Item 1) shall be separately accounted for.
     It is understood by the contracting parties that there is no social security obligation with regard to Ms. Dr. Borchert who will herself take care of health insurance and provisions for old age.
     With regard to taxation, Ms. Dr. Borchert is to be treated as a freelance. Therefore, no wage tax will be paid for her.
4. Ms. Dr. Borchert shall be free in determining any off-duty periods (such as holiday, further training, congresses). For periods of absence due to illness, she will effect an appropriate insurance (e.g. daily benefit insurance).
5. Ms. Dr. Borchert declares that she does not suffer from any contagious disease and has not concealed any physical or health defects, in particular chronic diseases, as far as known to her.

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6.     Ms.  Dr.  Borchert  is  obliged to observe absolute secrecy towards third parties with regard to any and all internal affairs of the business, trade and business secrets during and after the termination of this Fee Agreement. This in particular applies to concrete and special knowledge, modes of procedure and methods in connection with the development of the products of SanguiBioTech AG.
7. SanguiBioTech AG shall be exclusively entitled to the exploitation of any inventions made during the work under this Fee Agreement. However, SanguiBioTech AG shall not be obliged to exploit such invention, but can release it at its complete discretion. If exploiting the invention, SanguiBioTech AG shall be obliged to pay an adequate compensation. The amount of such compensation shall depend on the value of the invention according to the exploitation of the invention as compared to the overall project.
8.     This  Fee  Agreement  can  be terminated by either party upon one month's
notice  with  effect  from  the  end of a month, in conformity with   621 of the
BGB1.
9. Any alterations of or additions to this agreement must be made in writing. The same applies to a possible waiver of adherence to the written form.
10. Should any provision of this agreement be invalid, this shall not affect the validity of its remaining parts. The contracting parties undertake to replace an invalid provision, if any, by a valid one that comes as close as possible to the intended purpose or regulation.

Gottingen,  15  June  1998               Mainz,  15.June  1998
/signature/                              /signature/
(Dr.  S.  Borchert)                     (Member  of  the  Managing  Board
                                        of  SanguiBioTech  AG)
________________________
 German  Civil  Code